UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following Q&A was posed on the Dell Inc. (“Dell” or the “Company”) web site on February 14, 2013

Questions and Answers About the Dell Transaction

Since the announcement of the going private transaction, Dell and its representatives have received numerous inquiries regarding the process that led to its approval. These matters will be addressed in greater detail in Dell’s proxy statement in connection with the transaction, which will be filed with the Securities and Exchange Commission in due course. In the meantime, the Special Committee has asked the Company to provide this Q&A to give additional information to Dell stockholders.

Q.    How was Dell’s Special Committee formed and why?

A.    In August 2012, Michael Dell informed the Board of Directors that he was considering proposing a going private transaction. In response, Dell’s Board formed a special committee of disinterested directors and granted it full authority to evaluate the potential transaction, to evaluate and pursue alternatives to that transaction, and to engage its own independent advisers.

Q.    Who are the members of the Special Committee?

A.    The Special Committee consists of the following independent directors: Alex Mandl, Dell’s presiding director, the Chair of Dell’s Audit Committee and a member of Dell’s Governance and Nominating Committee; Janet Clark, a member of Dell’s Audit Committee; Kenneth M. Duberstein, a member of Dell’s Governance and Nominating Committee; and Laura Conigliaro, a member of Dell’s Finance Committee. Mr. Mandl serves as Chair of the Special Committee.

Q.    How many times did the Special Committee meet?

A.    Prior to the signing of the proposed transaction, the Special Committee held over 25 formal meetings, in addition to participating in six Board meetings including only independent members of Dell’s Board.

Q.    What process did the Special Committee establish?

A.    The Special Committee established a competitive process in which, at various times, three different private equity sponsors were permitted to conduct due diligence and to make proposals for an acquisition of the Company. The competing firms were not permitted to interact with each other and were not permitted to reach any agreement with Michael Dell without the prior consent of the Special Committee. In parallel with this process, the Special Committee undertook a review of a broad range of alternatives to a sale transaction.

Q.    Who advised the Special Committee in this process?

A.    The Special Committee received legal advice from Debevoise & Plimpton LLP and financial advice from J.P. Morgan Securities LLC. In addition, the Special Committee engaged a top-tier management consulting firm to assist it in evaluating the Company’s strategic direction and the challenges and opportunities it faces, as well as strategic alternatives that Dell could pursue as a public company. The Special Committee also engaged Evercore Group L.L.C. to conduct a post-signing go-shop process as well as to provide additional financial advice.

Q.    What role did Michael Dell play?

A.    Mr. Dell agreed contractually not to enter into any agreements with any bidder without prior consent of the Special Committee and to remain willing to work in good faith with any bidder for the Company. Mr. Dell also provided oral assurances to the Special Committee that he was willing to work with whatever party might emerge as the high bidder, as well as to execute alternative strategies that the Special Committee might recommend if it determined that Dell should continue as a public company.

Q.    What alternatives to a sale transaction did the Special Committee consider?

A.    The Special Committee reviewed the Company’s strategies in the end user computer and IT services markets, assessed the market challenges the Company faces, and considered the potential risks and rewards of a broad array of alternatives, including continuing to execute the Company’s existing business plan; modifying the Company’s existing business plan; effecting a leveraged recapitalization or change in dividend policy; seeking to separate the Company’s end user computer business; seeking to dispose of the Company’s financial services business; seeking to accelerate the Company’s strategic transformation through acquisitions; and seeking a sale to, or merger with, a strategic buyer.

After this review, which spanned over five months and involved substantial input from the Special Committee’s financial advisers and its management consultant, the Special Committee unanimously concluded that the going private transaction was in the best interests of Dell’s stockholders.

Q.    How was the $13.65 per share price determined?

A.    The $13.65 per share price was the result of bids and arms-length negotiations between the Special Committee and Silver Lake that began in late October. At that time, initial bids were made by Silver Lake and one other financial sponsor, each of which proposed to team up with Michael Dell. After the Special Committee asked for revised bids from both parties, Silver Lake increased its proposed price and the other financial sponsor dropped out of the process. At that time, the Special Committee invited a third sponsor to join the process and commence diligence. After several weeks of work, that third sponsor also dropped out of the process. There followed extensive negotiations between the Special Committee and Silver Lake regarding price and additional terms. The price of $13.65 per share was the product of final stage negotiations between Silver Lake and the Special Committee. In order to facilitate a price increase by Silver Lake, Mr. Dell and related persons agreed that their shares to be rolled over in the proposed transaction would be valued only at $13.36 per share as opposed to the $13.65 price offered to the Company’s unaffiliated stockholders. Both of the Special Committee’s financial advisers rendered opinions to the Special Committee and to the full Board of Directors that, subject to the various assumptions and qualifications set forth therein, the $13.65 per share to be received by the Company’s stockholders (other than Mr. Dell and certain other excluded stockholders) was fair, from a financial point of view, to such stockholders.

Q.    What contractual protections did the Special Committee negotiate to protect Dell’s stockholders?

A.    The Special Committee negotiated a number of provisions intended to ensure that the Special Committee could pursue alternative transactions while retaining for the Company’s unaffiliated stockholders the unfettered ability to decide whether to accept the proposed transaction, including:

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A 45-day “go-shop” period in which the Special Committee, assisted by Evercore, will actively solicit and, to the extent received, evaluate and potentially enter into negotiations with parties that offer alternative proposals. After the initial 45-day period, the Special Committee may continue discussions and enter into or recommend a transaction with any person or group submitting a qualifying proposal during the 45-day period. A successful competing bidder who makes a qualifying proposal during the initial go-shop period would bear a $180 million (less than 1 percent of the equity value of the transaction) termination fee. The fees payable to Evercore are structured to strongly incentivize them to obtain any superior proposal that may be available.

•	A requirement that the proposed transaction be approved by holders of a majority of the outstanding shares not held by Mr. Dell and related entities or other members of management.

•

Agreements by Mr. Dell that he will remain available to work in good faith with any competing bidder, and that, while he cannot be required to roll over his shares into a competing transaction, he will vote pro rata with the unaffiliated stockholders on any superior transaction recommended by the Special Committee or, at his option, in favor of such transaction.

•	An ability for the Special Committee to change its recommendation in favor of the merger to respond to intervening events other than a superior proposal, if its fiduciary duties so require.

Q.    When will the proxy statement be filed and the stockholder meeting be held?

A.    The Company expects to file the proxy statement within five business days after the end of the 45-day “go-shop” period. The timing of the stockholder meeting will depend on the timing of the SEC review process and other factors, but the Company currently anticipates that the stockholder meeting will be held in June or early July.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by the affiliates of Mr. Dell and Silver Lake Partners. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

Forward-looking Statements

Any statements in this filing about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.